Exhibit 99.3

INDEX TO CONSOLIDATED/COMBINED FINANCIAL STATEMENTS

LRR ENERGY, L.P. AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Reports of Independent Registered Public Accounting Firm	F-2

Balance Sheets as of December 31, 2011 (consolidated) and 2010 (combined)	F-4

Statements of Operations for the Periods from November 16, 2011 to December 31, 2011 (consolidated), January 1, 2011 to November 15, 2011 (combined) and the Years ended December 31, 2010 and 2009 (combined)

F-6

Consolidated Statement of Changes in Unitholders’ Equity for the Period from November 16, 2011 to December 31, 2011	F-7

Combined Statement of Changes in Partners’ Capital for the Period from January 1, 2011 to November 15, 2011 and the Years ended December 31, 2010 and 2009	F-8

Statements of Cash Flows for the Periods from November 16, 2011 to December 31, 2011 (consolidated), from January 1, 2010 to November 15, 2011 (combined) and the Years ended December 31, 2010 and 2009 (combined)

F-9

Notes to Consolidated/Combined Financial Statements	F-11

Report of Independent Registered Public Accounting Firm

To the Board of Directors of LRE GP, LLC and Unitholders of LRR Energy, L.P.:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statement of operations, changes in unitholders’ equity and cash flows present fairly, in all material respects, the financial position of LRR Energy, L.P. and its subsidiary (the “Partnership”) at December 31, 2011 and the results of their operations and their cash flows for the period from November 16, 2011 to December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Partnership’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.  We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Houston, Texas

December 10, 2012

Report of Independent Registered Public Accounting Firm

To the Board of Directors of LRE GP, LLC and Unitholders of LRR Energy, L.P.:

In our opinion, the accompanying combined balance sheet and the related combined statement of operations, changes in partners’ capital and cash flows present fairly, in all material respects, the financial position of Fund I (the “Predecessor”) at December 31, 2010 and the results of their operations and their cash flows for the period from January 1, 2011 to November 15, 2011 and for each of the two years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Predecessor’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Houston, Texas

March 27, 2012

LRR Energy, L.P.

Balance Sheets

(in thousands, except unit amounts)

	Partnership	Predecessor
	December 31, 2011	December 31, 2010
	(consolidated)	(combined)

ASSETS
Current assets:
Cash and cash equivalents	$1,513	$12,455
Accounts receivable:
Oil and natural gas sales	11,801	14,012
Trade and other	1,123	2,531
Commodity derivative instruments	16,064	23,819
Amounts due from affiliates	—	59
Prepaid expenses	578	1,722
Total current assets	31,079	54,598

Property and equipment (successful efforts method)	725,486	784,346
Accumulated depletion, depreciation and impairment	(263,931)	(342,400)
Total property and equipment, net	461,555	441,946

Commodity derivative instruments	27,015	7,767
Deferred financing costs, net of accumulated amortization	1,365	311
TOTAL ASSETS	$521,014	$504,622

LIABILITIES AND UNITHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$2,707	$3,354
Accrued liabilities	2,746	8,141
Accrued capital cost	1,421	6,620
Commodity derivative instruments	186	1,888
Due to affiliates	536	—
Interest rate derivative instruments	—	594
Asset retirement obligations	359	792
Total current liabilities	7,955	21,389

Long-term liabilities:
Commodity derivative instruments	—	5,333
Interest rate derivative instruments	—	267
Revolving credit facility	155,800	27,251
Asset retirement obligations	23,795	23,504
Deferred tax liabilities	35	145
Total long-term liabilities	179,630	56,500
Total liabilities	187,585	77,889
Contractual obligations and commitments (Note 13)

LRR Energy, L.P.

Balance Sheets

(in thousands, except unit amounts)

(continued)

	Partnership	Predecessor
	December 31, 2011	December 31, 2010
	(consolidated)	(combined)
Unitholders’ equity:
Predecessor partners’ capital	$61,926	$426,733
General partner (22,400 units issued and outstanding as of December 31, 2011)	438	—
Public common unitholders (10,608,000 units issued and outstanding as of December 31, 2011)	189,537	—
Affiliated common unitholders (5,049,600 units issued and outstanding as of December 31, 2011)	35,007	—
Subordinated unitholders (6,720,000 units issued and outstanding as of December 31, 2011)	46,521	—
Total unitholders’ equity	333,429	426,733
TOTAL LIABILITIES AND UNITHOLDERS’ EQUITY	$521,014	$504,622

See accompanying notes to the consolidated/combined financial statements.

LRR Energy, L.P.

Statements of Operations

(in thousands, except per unit amounts)

	Partnership	Predecessor
	November 16	January 1 to
	to December 31,	November 15,	Year ended December 31,
	2011	2011	2010	2009
	(consolidated)		(combined)
Revenues:
Oil sales	$8,259	$59,605	$52,670	$34,604
Natural gas sales	3,642	35,883	48,088	33,798
Natural gas liquids sales	1,829	14,500	14,748	10,617
Realized gain on commodity derivative instruments	4,015	9,353	48,029	70,902
Unrealized gain (loss) on commodity derivative instruments	6,664	12,674	(23,964)	(62,375)
Other income	—	159	116	24
Total revenues	24,409	132,174	139,687	87,570

Operating Expenses:
Lease operating expense	2,780	21,391	23,804	19,066
Production and ad valorem taxes	976	7,763	9,320	6,731
Depletion and depreciation	5,061	37,206	55,828	56,349
Impairment on oil and natural gas properties	—	16,765	11,712	—
Accretion expense	175	1,290	1,366	1,255
(Gain) loss on settlement of asset retirement obligations	—	496	(209)	(1,570)
Management fees	—	5,435	6,104	8,500
General and administrative expense	1,749	5,149	5,293	2,408
Total operating expenses	10,741	95,495	113,218	92,739

Operating income (loss)	13,668	36,679	26,469	(5,169)

Other income (expense), net
Interest income	—	1	17	87
Interest expense	(604)	(919)	(3,223)	(1,274)
Realized loss on interest rate derivative instruments	—	(574)	(649)	(457)
Unrealized gain (loss) on interest rate derivative instruments	—	441	(248)	95
Other income (expense), net	(604)	(1,051)	(4,103)	(1,549)

Income (loss) before taxes	13,064	35,628	22,366	(6,718)
Income tax benefit (expense)	(48)	76	(32)	622
Net income (loss)	$13,016	$35,704	$22,334	$(6,096)
Net income attributable to predecessor operations	(866)
Net income available to unitholders	$12,150

Computation of net income per limited partner unit:

General partners’ interest in net income	$12

Limited partners’ interest in net income	$12,138

Net income per limited partner unit	$0.54

Weighted average number of limited partner units outstanding	22,418

See accompanying notes to the consolidated/combined financial statements.

LRR Energy, L.P.

Consolidated Statement of Changes in Unitholders’ Equity

(in thousands)

			Limited Partners
	Predecessors’	General	Public	Affiliated
	Capital	Partner	Common	Common	Subordinated	Total
Balance, November 16, 2011	$449,439	$—	$—	$—	$—	$449,439
Book value of net assets contributed by the predecessor (Note 1)	(386,361)	—	—	165,899	220,462	—
Initial public offering (Note 1)	—	—	188,451	—	—	188,451
Transaction costs	—	—	(4,716)	—	—	(4,716)
Contribution from general partner	—	426	—	—	—	426
Contribution from predecessor	(2,018)	—	—	—		(2,018)
Amortization of equity awards	—	—	31	—	—	31
Distribution to Fund I (Note 1)	—	—	—	(133,626)	(177,574)	(311,200)
Net income	866	12	5,771	2,734	3,633	13,016
Balance, December 31, 2011	$61,926	$438	$189,537	$35,007	$46,521	$333,429

See accompanying notes to the consolidated/combined financial statements.

Predecessor-Fund I

Combined Statements of Changes in Partners’ Capital

(in thousands)

	General	Limited	Class B
	Partner	Partners	Limited Partner	Total

Balance, December 31, 2008	$4,460	$334,574	$182,750	$521,784
Capital contributions	48	12,629	5,100	17,777
Distributions	(844)	(63,208)	(59,934)	(123,986)
Capital contributions returned	(50)	(3,783)	—	(3,833)
Net loss	(78)	(6,018)	—	(6,096)
Balance, December 31, 2009	3,536	274,194	127,916	405,646
Capital contributions	1,054	79,064	48,849	128,967
Distributions	(1,057)	(79,249)	(40,590)	(120,896)
Capital contributions returned	(123)	(9,195)	—	(9,318)
Net income	42	3,294	18,998	22,334
Balance, December 31, 2010	3,452	268,108	155,173	426,733
Capital contributions	70	5,283	—	5,353
Distributions	(471)	(35,295)	(7,587)	(43,353)
Net income	487	27,630	7,587	35,704
Balance, November 15, 2011	$3,538	$265,726	$155,173	$424,437

See accompanying notes to the consolidated/combined financial statements.

LRR Energy, L.P.

Statements of Cash Flows

(in thousands)

	Partnership	Predecessor
	November 16	January 1 to
	to December 31,	November 15,	Year ended December 31,
	2011	2011	2010	2009
	(consolidated)		(combined)
CASH FLOWS FROM OPERATING ACTIVITES
Net income (loss)	$13,016	$35,704	$22,334	(6,096)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depletion and depreciation	5,061	37,206	55,828	56,349
Impairment of oil and natural gas properties	—	16,765	11,712	—
Unrealized loss (gain) on derivative instruments, net	(6,664)	(13,115)	24,212	62,280
Accretion expense	175	1,290	1,366	1,255
Amortization of equity awards	31	—	—	—
Amortization of deferred financing costs	50	59	138	117
Deferred tax provision	—	—	—	(661)
(Gain) loss on settlement of asset retirement obligations	—	496	(209)	(1,570)
Changes in operating assets and liabilities
Change in oil and natural gas sales	(11,801)	5,159	(2,055)	4,009
Change in trade and other	(1,123)	(3,448)	487	5,567
Change in prepaid expenses	(578)	357	4,493	(5,807)
Change in trade accounts payable	2,707	4,292	1,030	(4,188)
Change in amounts due from affiliates	536	1,114	653	(387)
Change in accrued liabilities	2,746	(1,771)	1,280	(2,720)
Change in deferred tax liability	35	(81)	—	—
Net cash provided by operating activities	4,191	84,027	121,269	108,148

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of oil and natural gas properties	(14)	(392)	(105,209)	(8,514)
Development of oil and natural gas properties	(741)	(47,410)	(33,069)	(19,645)
Disposition of oil and natural gas properties	—	2,956	12,553	3,144
Expenditures for other property and equipment	—	(45)	(121)	(114)
Net cash used in investing activities	$(755)	$(44,891)	$(125,846)	$(25,129)

LRR Energy, L.P.

Statements of Cash Flows

(in thousands)

(Continued)

	Partnership	Predecessor
	November 16	January 1 to
	to December 31,	November 15,	Year ended December 31,
	2011	2011	2010	2009
	(consolidated)		(combined)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from IPO	$188,451	$—	$—	$—
Contribution by general partner	426	—	—	—
Transaction costs	(4,716)	—	—	—
Contribution to Fund I	(2,018)	—	—	—
Deferred financing costs	(1,415)	—	(349)	(9)
Borrowings under revolving credit facility	155,800	—	8,620	900
Principal payments on revolving credit facility	(27,251)	—	(5,519)	(9,000)
Capital contributions	—	5,353	128,967	17,777
Distributions	(311,200)	(43,353)	(120,896)	(123,986)
Capital contributions returned	—	—	(9,318)	(3,833)
Net cash provided by (used in) financing activities	(1,923)	(38,000)	1,505	(118,151)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,513	1,136	(3,072)	(35,132)

CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD	—	12,455	15,527	50,659

CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,513	$13,591	$12,455	$15,527

Supplemental disclosure of cash flow information
Cash paid for taxes during the period	$—	$603	$25	$149
Cash paid for interest during the period	31	4	928	1,382

Supplemental disclosure of non-cash items to reconcile investing and financing activities
Property and equipment:
Accrued capital costs	(1,421)	5,791	2,938	323
Asset retirement obligations	(298)	(241)	3,736	925

See accompanying notes to the consolidated/combined financial statements.

LRR Energy, L.P.

Notes to Consolidated/Combined Financial Statements

1.              Organization and Description of Business

LRR Energy, L.P. (“we,” “us,” “our,” or the “Partnership”) is a Delaware limited partnership formed in April 2011 by Lime Rock Management LP (“Lime Rock Management”), an affiliate of Lime Rock Resources A, L.P. (“LRR A”), Lime Rock Resources B, L.P. (“LRR B”) and Lime Rock Resources C, L.P. (“LRR C”) to operate, acquire, exploit and develop producing oil and natural gas properties in North America with long-lived, predictable production profiles. As used herein, references to “Fund I” or “predecessor” refer collectively to LRR A, LRR B and LRR C. References to “Lime Rock Resources” refer collectively to LRR A, LRR B, LRR C, Lime Rock Resources II-A, L.P. and Lime Rock Resources II-C, L.P. The properties conveyed to us in connection with our initial public offering (“IPO”) (such conveyance described below) are located in the Permian Basin region in West Texas and southeast New Mexico, the Mid-Continent region in Oklahoma and East Texas and the Gulf Coast region in Texas. We conduct our operations through our wholly owned subsidiary, LRE Operating, LLC (“OLLC”).

Prior to our IPO, Fund I owned 100% of the properties conveyed to us in connection with our IPO. On November 16, 2011, we completed our IPO of 9,408,000 common units representing limited partner interests in the Partnership at a price to the public of $19.00 per common unit, or $17.8125 per common unit after payment of the underwriting discount. Total net proceeds from the sale of common units in our IPO were $167.2 million ($178.8 million less $11.2 million for the underwriting discount and a $0.4 million structuring fee). IPO costs were approximately $4.7 million. Net proceeds of the offering, along with $155.8 million of borrowings under our new $500 million senior secured revolving credit agreement (Note 7) were utilized to make cash distributions and payments to Fund I of approximately $289.9 million and repay $27.3 million of LRR A’s debt that we assumed at closing.

On December 14, 2011, we closed the partial exercise of the underwriters’ option to purchase additional units and as a result issued an additional 1,200,000 common units to the public. The net proceeds ($21.3 million) from the exercise of the underwriters’ option to purchase additional common units was used to pay additional cash consideration for the properties purchased from Fund I in connection with the IPO and to make additional distributions to Fund I.

At the closing of our IPO, we entered into a purchase, sale, contribution, conveyance and assumption agreement with Fund I pursuant to which Fund I sold and contributed to us specified oil and natural gas properties and related net profits interests and operations and certain commodity derivative contracts (the “Partnership Properties”).  Fund I received total consideration for the Partnership Properties of 5,049,600 common units, 6,720,000 subordinated units, $311.2 million in cash and the assumption of $27.3 million of LRR A’s indebtedness.

After reviewing applicable accounting literature, we consider the Partnership Properties to be under common control with Fund I. We have presented the combined historical financial statements of Fund I as our historical financial statements because we believe them to be “informative” to our investors and representative of our management’s ability to manage the Partnership Properties.  The financial data and operations of Fund I are referred to herein as “predecessor.”

The following table presents the net assets conveyed by Fund I to the Partnership immediately prior to the closing of IPO including the debt assumption (in thousands):

Property and equipment, net	$400,056
Derivative instruments	36,705
Total assets	$436,761

Long-term debt	$27,251
Derivative instruments	476
Asset retirement obligations	22,673
Total liabilities	$50,400

Net assets	$386,361

On June 1, 2012, we completed an acquisition from Fund I of certain oil and natural gas properties (the “Transferred Properties”) located in the Permian Basin region of New Mexico and onshore Gulf Coast region of Texas for $65.1 million in cash (the “Transaction”). The Transaction was effective as of March 1, 2012. We funded the acquisition with borrowings under our revolving credit facility.  Please refer to Notes 2 and 3 regarding the recast of financial information for transactions between entities under common control.

The following table presents the net assets conveyed by Fund I to us in the Transaction (in thousands):

Property and equipment, net	$60,365

Asset retirement obligations and other liabilities	(1,043)

Net assets	$59,322

Our consolidated financial statements and all other financial information included in this report have been retrospectively adjusted to assume that Transaction had occurred at the IPO date when we met the accounting requirements for entities under common control. The retrospective adjustment resulted in certain footnotes and other financial information being updated to reflect the acquisition.

In connection with our IPO, we also restated or entered into the following agreements:

Amended and Restated Agreement of Limited Partnership. We amended and restated our agreement of limited partnership which provides, among other things, for registration rights for the benefit of our general partner and Fund I.

Amended and Restated Limited Liability Company Agreement of our General Partner. Our general partner also amended and restated its limited liability company agreement. The amendments to the agreement included provisions regarding, among other things, the issuance of additional classes of membership interests, the rights of the members of the general partner, distributions and allocations and management by the board of directors of our general partner.

Credit Agreement.  Please refer to Note 7 for a description of our credit agreement.

Services Agreement.  We entered into a services agreement (the “Services Agreement”) by and among Lime Rock Management, Lime Rock Resources Operating Company, Inc. (“OpCo”), LRE GP, LLC (the “General Partner”), the Partnership and the OLLC, pursuant to which Lime Rock Management and OpCo provide certain management, administrative and operating services and personnel to our general partner and us to manage and operate our business. Under the Services Agreement, our general partner reimburses Lime Rock Management and OpCo, on a monthly basis, for the allocable expenses they incur in their performance under the Services Agreement, and we reimburse our general partner for such payments it makes to Lime Rock Management and OpCo. These expenses include, among other things, salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and other expenses allocated by Lime Rock Management and OpCo to us. Lime Rock Management and OpCo have discretion to determine in good faith the proper allocation of costs and expenses to our general partner for their services. Lime Rock Management and OpCo will not be liable to us for their performance of, or failure to perform, services under the Services Agreement unless their acts or omissions constitute gross negligence or willful misconduct. Please refer to Note 9 for amounts paid to affiliates.

Omnibus Agreement.  We entered into an omnibus agreement (the “Omnibus Agreement”) with our general partner, the OLLC, LRR A, LRR B, LRR C, LRR GP, LLC and Lime Rock Management. Under the Omnibus Agreement, none of the parties or their respective affiliates have any obligation to offer, or provide any opportunity to pursue, purchase or invest in, any business opportunity to any other party or their affiliates. The Omnibus Agreement does not restrict any of the parties and their respective affiliates from competing with either Fund I or us, our general partner, the OLLC and all of their respective subsidiaries.

Pursuant to the Omnibus Agreement, each entity of Fund I indemnified us, our general partner, the OLLC and their respective subsidiaries against (i) title defects, (ii) income taxes attributable to pre-closing ownership or operation of the contributed assets, including any income tax liabilities related to the formation transactions that occurred on or prior to the closing of the IPO, (iii) environmental claims, losses and expenses associated with the operation of our business prior to the closing of the IPO, subject to a maximum of $10,000,000, (iv) all liabilities, other than liabilities covered under the preceding clause, (iii) relating to the operation of the contributed assets prior to the closing that were not disclosed in the most recent pro forma balance sheet included in our Registration Statement on Form S-1, as amended (File No. 333-174017) or incurred in the ordinary course of business thereafter, and (v) losses resulting from the failure of Fund I to have on the closing date any consent, waiver or governmental permit that renders us, general partner, the OLLC and their respective subsidiaries unable to own, use or operate the contributed assets in substantially the same manner as they were owned, used or operated immediately prior to the closing of the IPO.

Fund I’s indemnification obligation (i) survives for three years after the closing of the IPO with respect to title defects, (ii) survives for one year after closing with respect to environmental claims, undisclosed liabilities and failure to have any consent, waiver or governmental permits, and (iii) terminates upon the earlier of (y) the expiration of the term of Fund I and (z) sixty days after the expiration of the applicable statute of limitations with respect to income taxes. All claims are subject to a $50,000 per claim de minimus exception, and no claims may be made against Fund I unless such losses exceed $500,000 in the aggregate; thereafter, each entity of Fund I will be liable, severally, in proportion to its contribution percentage, only to the extent that such losses exceed $500,000.

Long-Term Incentive Plan. Please refer to Note 12 for a description on our Long-Term Incentive Plan.

2.              Summary of Significant Accounting Policies

Basis of presentation

The accompanying financial statements and related notes present our consolidated financial position as of December 31, 2011 and the predecessor’s combined financial position as of December 31, 2010. These financial statements include the results of our operations, cash flows and changes in unitholder’s equity for the period of November 16 to December 31, 2011. The financial statements also include the results of our predecessor’s operations, cash flows and changes in partner’s capital for the period of January 1 to November 15, 2011 and the years ended December 31, 2010 and 2009. The combined financial statements of Fund I reflect the predecessor financial statements of the Partnership and have been prepared from the separate financial records maintained by Fund I. Because the results of our predecessor include results for both the properties conveyed to us in connection with our IPO and properties retained by our predecessor, we do not consider these results of our predecessor to be indicative of our future results.

These consolidated/combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) and all intercompany transactions and account balances have been eliminated. We operate oil and natural gas properties as one business segment: the exploration, development and production of oil and natural gas. Our management evaluates performance based on one business segment as there are not different economic environments within the operation of the oil and natural gas properties.

Because Fund I owns 5,049,600 common units and all of our 6,720,000 subordinated units, representing an aggregate 52.4% limited partner interest in us, each acquisition of assets from Fund I is considered a transaction between entities under common control. As a result, we are required to revise our financial statements to include the activities of the Transferred Properties.

Accordingly, our historical financial statements previously filed with the SEC have been revised in this Annual Report on Form 10-K to include the results attributable to the Transferred Properties as if the Partnership owned such assets for all periods presented in 2011. The consolidated financial statements for periods prior to our acquisition of the Transferred Properties have been prepared from our predecessor’s historical cost-basis accounts and may not necessarily be indicative of the actual results of operations that would have occurred if we had owned the assets during the periods reported. See our accounting policy below under “Transactions Between Entities Under Common Control.”

Net income attributable to the Transferred Properties for periods prior to the Partnership’s acquisition of such assets was not available for distribution to our unitholders. Therefore, this income was not allocated to the limited partners for the purpose of calculating net income per common unit.

Revised Balance Sheet.  Our historical balance sheet as of December 31, 2011 was impacted based on revisions from the Transferred Properties by an increase in total assets of $62.9 million which primarily represented increases to our property, plant and equipment. Total liabilities and partners’ capital was also increased by $62.9 million, comprised of increases of less than $0.1 million in current liabilities, $1.0 million in noncurrent liabilities and $61.9 million in partners’ capital.

Revised Statements of Operations.  Our statements of operations for the period from November 16 to December 31, 2011 were impacted based on revisions from the Transferred Properties by an increase in net income of $0.9 million.

Transactions Between Entities Under Common Control

Master limited partnerships (“MLPs”) enter into transactions whereby the MLP receives a transfer of certain assets from its sponsor or predecessor for consideration of either cash, units, assumption of debt, or any combination thereof. We account for the net assets received using the carryover book value of the predecessor as these are transactions between entities under common control. Our historical financial statements have been revised to include the results attributable to the assets contributed from Fund I as if we owned such assets for all periods presented by us.  The following financial statement items were impacted:

Oil and Natural Gas Properties Received.  The book value and related activity of oil and natural gas properties received from our predecessor is determined using the carrying value of the specific assets contributed.

Asset Retirement Obligations Received.  The book value and related activity of asset retirement obligations received from our predecessor was determined by using the carrying value of the specific liabilities attributable to the assets contributed.

Oil, Natural Gas and NGL Revenues and Expenses.  Oil, natural gas and NGL revenues and expenses related to the Transferred Properties are based on the actual results of the Transferred Properties. Historical lease operating statements by individual asset were used as the basis for revenues and direct operating expenses.

General and Administrative Expense.  The general and administrative expense attributable to the Transferred Properties was determined by the ratio of production for the Transferred Properties to our total predecessor’s production for the period presented.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Depreciation, depletion and amortization of oil and natural gas properties and the impairment of oil and natural gas properties are determined using estimates of oil and natural gas reserves. There are numerous uncertainties in estimating the quantity of reserves and in projecting the future rates of production and timing of development expenditures, including future costs to dismantle, dispose, and restore our properties. Oil and natural gas reserve engineering must be recognized as a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way.

Cash and cash equivalents

We consider all highly liquid instruments purchased with a maturity when acquired of three months or less to be cash equivalents. We continually monitor our positions with, and the credit quality of, the financial institutions with which we invest.

Accounts receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. We use the specific identification method of providing allowances for doubtful accounts. At December 31, 2011 and 2010, we did not have an allowance for doubtful accounts.

Revenue recognition

Revenues from oil and gas sales are recognized based on the sales method with revenue recognized on actual volumes sold to purchasers. Under this method of revenue recognition, a gas imbalance is created if the quantity sold is greater than or less than our entitlement share in any particular period. To the extent there are sufficient quantities of natural gas remaining to make up the gas imbalance, oil and natural gas reserves are adjusted to reflect the overproduced or underproduced position. In situations where there are insufficient reserves available to make up an overproduced imbalance, a liability is established. As of December 31, 2011 and 2010, we had no significant production imbalances.

Concentrations of credit and significant customers

Financial instruments which potentially subject us to credit risk consist principally of cash balances, accounts receivable and derivative financial instruments. We maintain cash and cash equivalents in bank deposit accounts which, at times, may exceed the federally insured limits. We have not experienced any significant losses from such investments. We attempt to limit the amount of credit exposure to any one financial institution or company through procedures that include credit approvals, credit limits and terms, letters of credit, prepayments and rights of offset. Our customer base consists primarily of major integrated and international oil and natural gas companies, as well as smaller processors and gatherers. We believe the credit quality of our customer base is high and have not experienced significant write-downs in our accounts receivable balances.

For the period from November 16 to December 31, 2011, purchases by ConocoPhillips, Seminole Energy Services and Upstream Energy accounted for 25%, 16% and 12%, respectively, of our total sales revenues.

For the period from January 1 to November 15, 2011, purchases by ConocoPhillips, Seminole Energy Services and Sunoco accounted for 18%, 12% and 16%, respectively, of our predecessor’s total sales revenues.

For the year ended December 31, 2010, purchases by ConocoPhillips, Seminole Energy Services, Upstream Energy, and Sunoco accounted for 16%, 13%, 10% and 10%, respectively, of our predecessor’s total sales revenues.

For the year ended December 31, 2009, purchases by Upstream Energy, ConocoPhillips, Square Mile Energy, and Sunoco accounted for 18%, 14%, 13% and 11%, respectively, of our predecessor’s total sales revenues.

If we were to lose any one of our customers, the loss could temporarily delay production and sale of oil and natural gas in the related producing region. If we were to lose any single customer, we believe that a substitute customer to purchase the impacted production volumes could be identified. However, if one or more of our larger customers ceased purchasing oil or natural gas altogether, the loss of such customer could have a detrimental effect on production volumes in general and on the ability to find substitute customers to purchase production volumes.

Oil and natural gas properties

Proved properties.  We account for our oil and natural gas exploration, development and production activities in accordance with the successful efforts method. Under this method, all leasehold and development costs of proved properties are capitalized and amortized on a unit-of-production basis over the remaining life of the proved reserves and proved developed reserves, respectively.

We evaluate the potential impairment of our proved oil and natural gas properties on a field-by-field basis whenever events or changes in circumstances indicate that the carrying value may not be recoverable. We assess impairment of capitalized costs of proved oil and natural gas properties by comparing net capitalized costs to estimated undiscounted future net cash flows using expected prices. The carrying values of proved properties are reduced to fair value when the expected undiscounted future cash flows are less than net book value.

For the period from January 1 to November 15, 2011, the predecessor recorded non-cash impairment charges on proved oil and natural gas properties of $16.8 million. For the year ended December 31, 2010, the predecessor recorded non-cash impairment charges on proved oil and natural gas properties of $10.9 million. These charges are included in “impairment of oil and natural gas properties” on the consolidated/combined statements of operations. No impairment was recorded for proved properties for the period from November 16 to December 31, 2011 or the year ended December 31, 2009. Refer to Note 5 for additional information.

Costs of retired, sold or abandoned properties that constitute a part of an amortization base are charged or credited, net of proceeds, to accumulated depreciation, depletion and amortization unless doing so significantly affects the unit-of-production amortization rate, in which case a gain or loss is recognized currently. Gains or losses from the disposal of proved properties are recognized currently. Expenditures for maintenance and repairs necessary to maintain properties in operating condition are expensed as incurred. Estimated dismantlement and abandonment costs are capitalized, net of salvage, at their estimated net present value and amortized on a unit-of-production basis over the remaining life of the related proved developed reserves.

Unproved properties.  Costs related to unproved properties include costs incurred to acquire unproved reserves. Because these reserves do not meet the definition of proved reserves, the related costs are not classified as proved properties. As of December 31, 2011 and 2010, $1.7 million and $2.1 million, respectively, of oil and natural gas property costs were related to unproved leasehold acquisitions costs and not subject to depletion. For the year to date period ending November 15, 2011 and the year ended December 31, 2010, the predecessor reclassified $0.3 million and $0.2 million, respectively, from unproved to proved properties. We did not reclassify any material amounts from unproved to proved properties during the period from November 16 to December 31, 2011.

We assess unproved properties for impairment on a quarterly basis. For the year ended December 31, 2010, the predecessor recorded an impairment charge for unproved properties in the amount of $0.8 million. No impairments were recorded for unproved properties during 2011 or 2009. The impairments were based on our experience in similar situations and other factors such as the primary lease terms of the properties, the average holding period of unproved properties, and the relative proportion of such properties on which proved reserves have been found in the past. The fair values of unproved properties are measured using valuation techniques consistent with the income approach, converting future cash flows to a single discounted amount. Significant inputs used to determine the fair values of unproved properties include estimates of: (i) reserves; (ii) future operating and development costs; (iii) future commodity prices; and (iv) a market-based weighted average cost of capital rate. The market-based weighted average cost of capital rate is subject to additional project-specific risk factors.

Other property and equipment

Other property and equipment is stated at historical cost less accumulated depreciation expense and is comprised primarily of software, computers and office equipment. Depreciation is calculated using the straight-line method based on useful lives of the assets ranging from three to five years. Other property and equipment is evaluated for impairment as necessary to determine if current circumstances and market conditions indicate that the carrying amounts of assets may not be recoverable. We did not recognize any impairment loss related to other property and equipment during 2011, 2010 and 2009.

Asset retirement obligations

We have obligations under our lease agreements and federal regulations to remove equipment and restore land at the end of oil and natural gas production operations. These asset retirement obligations (“ARO”) are primarily associated with plugging and abandoning wells. Determining the future restoration and removal requires management to make estimates and judgments because most of the removal obligations are many years in the future and contracts and regulations often have vague descriptions of what constitutes removal. Asset removal technologies and costs are constantly changing, as are regulatory, political, environmental, safety and public relations considerations. We follow the guidance in ASC Topic 410, Asset Retirement and Environmental Obligations which requires entities to record the fair value of a liability for an ARO in the period in which it is incurred with a corresponding increase in the carrying amount of the related long-lived asset. We typically incur this liability upon acquiring or drilling a well. Over time, the liability is accreted each period toward its future value, and the capitalized cost is depleted as a component of development costs. Upon settlement of the liability, a gain or loss is recognized to the extent the actual costs differ from the recorded liability.

Inherent to the present value calculation are numerous estimates, assumptions and judgments, including the ultimate settlement amounts, inflation factors, credit adjusted risk-free rates, timing of settlement and changes in the legal, regulatory, environmental and political environments. To the extent future revisions to these assumptions impact the present value of the abandonment liability, management will make corresponding adjustments to both the ARO and the related oil and natural gas property asset balance. Increases in the discounted retirement obligation liability and related oil and natural gas assets resulting from the passage of time will be reflected as additional accretion and depreciation expense in the combined statements of operations.

Derivatives

Our activities primarily consist of acquiring, owning, enhancing and producing oil and natural gas properties. The future results of our operations, cash flows and financial condition may be affected by changes in the market price of oil and natural gas. The availability of a ready market for oil and natural gas products in the future will depend on numerous factors beyond our control, including weather, imports, marketing of competitive fuels, proximity and capacity of oil and natural gas pipelines and other transportation facilities, any oversupply or undersupply of oil, natural gas and liquid products, the regulatory environment, the economic environment and, other regional and political events, none of which can be predicted with certainty.

In order for us to manage our exposure to oil and natural gas price volatility, we enter into commodity derivative instruments such as futures contracts, swaps, or options. We are also exposed to changes in interest rates, primarily as a result of variable rate borrowings under the credit facility. In an effort to reduce this exposure, we have, from time to time, entered into derivative contracts (interest rate swaps) to mitigate the risk of interest rate fluctuations. For commodity derivatives, both realized and unrealized gains and losses are recorded as separate components of revenues. For interest rate derivatives, both realized and unrealized gains and losses are recorded as a component of other income (expense) in the consolidated/combined statements of operations.

ASC Topic 815, Derivatives and Hedging, requires recognition of all derivative instruments on the balance sheet as either assets or liabilities measured at fair value. Changes in the fair value of derivatives are recognized currently in earnings unless specific hedge accounting criteria are met. Realized gains and losses on derivative hedging instruments are recorded currently in earnings. Unrealized gains and losses on derivatives are also recorded currently in earnings unless the derivatives qualify and are appropriately designated as hedges. Unrealized gains or losses on derivative instruments that qualify and are designated as hedges are deferred in other comprehensive income until the related transaction occurs. We have not designated any of its derivative instruments as hedges. As a result, we mark our derivative instruments to fair value in accordance with the provisions of ASC Topic 815 and recognize the changes in fair market value in earnings. Refer to Note 8 for additional information.

Derivative financial instruments are generally executed with major financial institutions that expose us to market and credit risks and which may, at times, be concentrated with certain counterparties or groups of counterparties. All of our derivatives at December 31, 2011 are with parties that are also lenders under our credit facility. The credit worthiness of the counterparties is subject to continual review. We monitor the nonperformance risk of itself and of each of our counterparties and assesses the possibility of whether each counterparty to the derivative contract would default by failing to make any contractually required payments as scheduled in the derivative instrument in determining the fair value. We also have netting arrangements in place with each counterparty to reduce credit exposure.

Equity-based compensation

We have granted restricted unit awards which we account for at fair value. Restricted unit awards, net of estimated forfeitures, are expensed over the requisite service period. As each award vests, an adjustment is made to compensation cost for any difference between the estimated forfeitures and the actual forfeitures related to the vested awards. We record these compensation costs as general and administrative expenses. Refer to Note 12 for additional information.

Income taxes

We are not taxable for federal income tax purposes and do not directly pay federal income tax. Generally, all of our taxable federal income and losses are reported on the income tax returns of our unitholders or partners, and therefore, no provision for federal income taxes has been recorded in our accompanying consolidated/combined financial statements.

We record our obligations under the Texas gross margin tax as “Income tax” in the consolidated/combined statements of operations. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period of rate change.

Deferred financing costs

Costs incurred in connection with the execution or modification of our credit facility are capitalized and amortized using the effective interest method over the term of the credit facility.

Recent accounting pronouncements

In December 2011, the FASB issued ASU No. 2011-11, “Disclosures about Offsetting Assets and Liabilities.” The amendments in this update require enhanced disclosures around financial instruments and derivative instruments that are either (1) offset in accordance with either ASC 210-20-45 or ASC 815-10-45 or (2) subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset in accordance with either ASC 210-20-45 or ASC 815-10-45.  An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented.  The amendments are effective during interim and annual periods beginning on or after January 1, 2013.  We do not expect this guidance to have any impact on our consolidated financial position, results of operations or cash flows.

3.              Acquisitions and Divestitures

Acquisitions Between Entities Under Common Control-2012

On June 1, 2012, we completed the acquisition of the Transferred Properties from Fund I for a total purchase price of $65.1 million, after giving effect to purchase price adjustments from the effective date of the Transaction (March 1, 2012). The post closing adjustments to the purchase price for the acquisition were finalized in September 2012, and we received $1.1 million in cash from Fund I. We financed the transaction with borrowings under our existing credit facility. The net assets were recorded using carryover book value of Fund I as the acquisition was a transaction between entities under common control. Our historical financial statements were revised to include the results attributable to the Transferred Properties as if we owned the properties for all periods we have presented in our consolidated condensed financial statements. See Note 2 for further disclosures regarding this transaction.

We did not acquire or divest any significant properties during 2011. We acquire proved oil and natural gas properties that meet management’s criteria with respect to reserve lives, development potential, production risk and other operational characteristics. We generally do not acquire assets other than oil and natural gas property interests. We assume the liability for ARO related to each acquisition and record the liability at fair value as of the date of closing.

The operating revenues and expenses of acquired properties are included in the predecessor’s combined financial statements from the acquisition date. Transactions are financed through partner contributions and borrowings.

The acquisitions discussed below were accounted for under the acquisition method of accounting. Accordingly, we conducted assessments of net assets acquired and recognized amounts for identifiable assets acquired and liabilities assumed at their estimated acquisition date fair values, while acquisition costs associated with the acquisitions were expensed as incurred.

The fair values of oil and natural gas properties and ARO are measured using valuation techniques that convert future cash flows to a single discounted amount. Significant inputs to the valuation of oil and natural gas properties include estimates of: (i) reserves; (ii) future operating and development costs; (iii) future commodity prices; and (iv) a market-based weighted average cost of capital rate.

Summarized below are the combined results of operations of our predecessor for the periods presented, on an unaudited pro forma basis, as if the 2010 and 2009 acquisitions had occurred on January 1, 2009 (in thousands):

	Year ended		Year ended
	December 31, 2010		December 31, 2009
	Actual	Pro Forma	Actual	Pro Forma
Revenue	$139,687	$145,193	$87,570	$126,087
Net income (loss)	$22,334	$26,494	$(6,096)	$26,483

Acquisitions — 2010

The following table summarizes the values assigned to the assets acquired and liabilities assumed for the year ended December 31, 2010 as of the acquisition dates (in thousands):

		Other	Total-2010
	Potato Hills	Acquisitions	Acquisitions
Oil and natural gas properties	$97,488	$7,721	$105,209
Asset retirement obligations assumed	(1,927)	(1,067)	(2,994)
Identifiable net assets	$95,561	$6,654	$102,215

These acquisitions qualify as business combinations, and as such, the predecessor estimated the fair value of these properties as of the acquisition dates. The fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). Fair value measurements also utilize assumptions of market participants. In the estimation of fair value, we used a discounted cash flow model and made market assumptions as to future commodity prices, projections of estimated quantities of oil and natural gas reserves, expectations for timing and amount of future development and operating costs, projections of future rates of production, expected recovery rates and risk adjusted discount rates. These assumptions represent Level 3 inputs, as further discussed under Note 4. After post-closing and title adjustments, the assets acquired and liabilities assumed approximate fair value for the acquisitions.

Significant acquisition — Potato Hills.  On February 23, 2010, the predecessor completed an acquisition of interests in 51 producing gas wells located in Oklahoma (Potato Hills) from a private independent oil and gas company for approximately $104.0 million in cash, subject to customary post-closing and title adjustments. Total proved reserves of the acquired properties were estimated at 10.0 million barrels of oil equivalent at the date of the acquisition.

Other acquisitions.  On August 31, 2010, the predecessor completed the acquisition of certain oil and natural gas properties located in Texas from a private independent oil and gas company for a purchase price of approximately $7.5 million, subject to customary post-closing and title adjustments.

On October 14, 2010, the predecessor also closed the acquisition of an additional interest in certain New Mexico wells in which it already held interests from a large public independent oil and gas company. The acquisition was valued at $1.8 million, subject to customary post-closing and title adjustments, and was in partial consideration for the divestiture of certain other New Mexico properties as discussed below under “Divestitures of non-core assets — 2010 and 2009”.

Acquisitions — 2009

The following table summarizes the values assigned to the assets acquired and liabilities assumed for the year ended December 31, 2009 as of the acquisition dates (in thousands):

Total-2009
Acquisitions
Oil and natural gas properties	$8,514
Asset retirement obligations assumed	(797)
Identifiable net assets	$7,717

On July 17, 2009, the predecessor completed the acquisition of certain oil and natural gas properties located in New Mexico from a large public independent oil and gas company for a purchase price of approximately $3.7 million, subject to customary post-closing and title adjustments.

On December 2, 2009, the predecessor completed the acquisitions of certain oil and natural gas properties located in DeWitt County, Texas from a private independent oil and gas company for an aggregate purchase price of approximately $6.1 million, subject to customary post-closing and title adjustments.

Divestitures of non-core assets — 2010 and 2009

During 2010, the predecessor sold its interests in certain oil and natural gas properties located in New Mexico with carrying values of approximately $14.3 million and received net cash proceeds of approximately $12.5 million and certain additional property interests valued at $1.8 million.

During 2009, the predecessor sold its interests in certain oil and natural gas properties in Texas for $3.2 million, subject to customary post-closing adjustments.

In both 2010 and 2009, the sales of these non-core assets did not affect the unit-of-production amortization rate and, therefore, no gain or loss was recognized for the divestitures.

4.              Fair Value Measurements

Our financial instruments, including cash and cash equivalents, accounts receivable and accounts payable, are carried at cost, which approximates fair value due to the short-term maturity of these instruments. Our financial and non-financial assets and liabilities that are measured on a recurring basis are measured and reported at fair value.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of fair value hierarchy are as follows:

Level 1—Defined as inputs such as unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2—Defined as inputs other than quoted prices in active markets that are either directly or indirectly observable for the asset or liability.

Level 3—Defined as unobservable inputs for use when little or no market data exists, requiring an entity to develop its own assumptions for the asset or liability.

As required by GAAP, we utilize the most observable inputs available for the valuation technique used. The financial assets and liabilities are classified in their entirety based on the lowest level of input that is of significance to the fair value measurement. The following table describes, by level within the hierarchy, the fair value of our financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2011 and December 31, 2010 (in thousands).

	Level 1	Level 2	Level 3	Total
Partnership-December 31, 2011
Assets:
Commodity derivative instruments	$—	$—	$43,079	$43,079
Liabilities:
Commodity derivative instruments	—	—	186	186
Predecessor-December 31, 2010
Assets:
Commodity derivative instruments	$—	$—	$31,586	$31,586
Liabilities:
Commodity derivative instruments	—	—	7,221	7,221
Interest rate derivative instruments	—	—	861	861

On November 16, 2011, the predecessor novated certain of its derivative instruments to us. These derivative instruments were accounted for at fair value on a nonrecurring basis of a $36.2 million net asset position (Note 1). These derivative instruments are classified as Level 3 fair value measurements.

All fair values reflected in the table above and on the combined balance sheets have been adjusted for non-performance risk. The following methods and assumptions were used to estimate the fair values of the assets and liabilities in the table above.

Commodity Derivative Instruments—The fair value of the commodity derivative instruments is estimated using a combined income and market valuation methodology based upon forward commodity price and volatility curves. The curves are obtained from independent pricing services reflecting broker market quotes.

Interest Rate Derivative Instruments—The fair value of the interest rate derivative instruments is estimated using a combined income and market valuation methodology based upon forward interest rates and volatility curves. The curves are obtained from independent pricing services reflecting broker market quotes. We did not have any outstanding interest rate derivative instruments at December 31, 2011.

The following table sets forth a reconciliation of changes in the fair value of financial assets and liabilities classified as Level 3 in the fair value hierarchy for the periods indicated (in thousands):

	Partnership	Predecessor
	November 16 to	January 1 to
	December 31,	November 15,	Year Ended December 31,
	2011	2011	2010	2009

Balance at beginning of period	$36,229	$23,504	$47,716	$109,996
Total gains or losses (realized or unrealized):
Included in earnings	10,679	21,894	23,168	8,165
Settlements	(4,015)	(8,779)	(47,380)	(70,445)
Transfers in and out of Level 3	—	—	—	—
Balance at end of period	$42,893	$36,619	$23,504	$47,716
Changes in unrealized gains (losses) relating to derivatives still held at end of period	$6,664	$13,115	$(24,212)	$(62,280)

5.              Property and Equipment

Property and equipment is stated at cost less accumulated depletion, depreciation and impairment and consisted of the following (in thousands):

	Partnership	Predecessor
	December 31, 2011	December 31, 2010
Oil and natural gas properties (successful efforts method)	$723,505	$781,495
Unproved properties	1,679	2,133
Other property and equipment	302	718
	725,486	784,346
Accumulated depletion, depreciation and impairment	(263,931)	(342,400)
Total property and equipment, net	$461,555	$441,946

We recorded $5.1 million of depletion and depreciation expense for the period from November 16 to December 31, 2011. The predecessor recorded $37.2 million, $55.8 million and $56.3 million of depletion and depreciation expense for the period from January 1 to November 15, 2011 and the years ended December 31, 2010 and 2009, respectively.

For the year to date period ending November 15, 2011 and the year ended December 31, 2010, due to a significant decline in future natural gas price curves across all future production periods, we performed an impairment analysis of our oil and natural gas properties and other non-current assets. For the year to date period ending November 15, 2011, we recorded a total non-cash impairment charge of approximately $16.8 million to impair the value of our proved oil and natural gas properties in the Mid-Continent region. For the year ended December 31, 2010, we recorded a total non-cash impairment charge of approximately $11.7 million, composed of $10.9 million and $0.8 million to impair the value of our proved and unproved oil and natural gas properties in the Gulf Coast, respectively. Our unproved properties were impaired based on the drilling locations for the probable and possible reserves becoming uneconomic at the lower future expected natural gas prices and our future expected drilling schedules. These non-cash charges are included in “Impairment of oil and natural gas properties” line item in the predecessor’s combined statements of operations. We did not record any impairment charges in the period from November 16 to December 31, 2011 or the year ended December 31, 2009.

These impairments of proved and unproved oil and natural gas properties were recorded because the net capitalized costs of the properties exceeded the fair value of the properties as measured by estimated cash flows reported in a third party reserve report. This report was based upon future oil and natural gas prices, which are based on observable inputs adjusted for basis differentials, which are Level 3 inputs. The fair values of proved properties are measured using valuation techniques consistent with the income approach, converting future cash flows to a single discounted amount. Significant inputs used to determine the fair values of proved properties include estimates of: (i) reserves; (ii) future operating and development costs; (iii) future commodity prices; and (iv) a market-based weighted average cost of capital rate. The underlying commodity prices embedded in the predecessor’s estimated cash flows are the product of a process that begins with New York Mercantile Exchange (“NYMEX”) forward curve pricing, adjusted for estimated location and quality differentials, as well as other factors that management believes will impact realizable prices. Furthermore, significant assumptions in valuing the proved reserves included the reserve quantities, anticipated drilling and operating costs, anticipated production taxes, future expected natural gas prices and basis differentials, anticipated drilling schedules, anticipated production declines, and an appropriate discount rate commensurate with the risk of the underlying cash flow estimates. Cash flow estimates for the impairment testing excluded derivative instruments used to mitigate the risk of lower future natural gas prices. Significant assumptions in valuing the unproved reserves included the evaluation of the probable and possible reserves included in the third party reserve report, future expected natural gas prices and basis differentials, and the Predecessor’s anticipated drilling schedules.

These asset impairments have no impact on the predecessor’s cash flows, liquidity position, or debt covenants. If expected future oil and natural gas prices continue to decline during 2012, the estimated undiscounted future cash flows for the proved oil and natural gas properties may not exceed the net capitalized costs for our recently acquired properties and a non-cash impairment charge may be required to be recognized in future periods.

6.              Asset Retirement Obligations

The following is a summary of our ARO as of and for the periods indicated (in thousands):

	November 16, 2011	For the Year to	For the Year
	to	Date Period Ending	Ended
	December 31, 2011	November 15, 2011	December 31, 2010
Beginning of period	$23,681	$24,296	$19,194
Assumed in acquisitions	—	202	2,994
Divested properties	—	—	(526)
Revisions to previous estimates	—	—	1,212
Liabilities incurred	298	—	550
Liabilities settled	—	(443)	(494)
Accretion expense	175	1,290	1,366
End of period	24,154	25,345	24,296
Less: Current portion of ARO	359	359	792
Asset retirement obligation- non-current	$23,795	$24,986	$23,504

7.              Long-Term Debt

In July 2011, subject to consummation of our IPO, we, as guarantor, and our wholly owned subsidiary, OLLC, as borrower, entered into a five-year, $500 million senior secured revolving credit facility (the “Credit Agreement”) that matures in July 2016. The Credit Agreement is reserve-based and we are permitted to borrow under our credit facility in an amount up to the borrowing base, which is currently $250 million. Our borrowing base, which is primarily based on the estimated value of our oil, NGL and natural gas properties and our commodity derivative contracts, is subject to redetermination semi-annually by our lenders at their sole discretion. Unanimous approval by the lenders is required for any increase to the borrowing base.

Borrowings under the Credit Agreement are secured by liens on at least 80% of the PV-10 value of our and our subsidiaries’ oil and natural gas properties and all of our equity interests in the OLLC and any future guarantor subsidiaries and all of our and our subsidiaries’ other assets including personal property. Borrowings under the Credit Agreement bear interest, at OLLC’s option, at either (i) the greater of the prime rate as determined by the Administrative Agent, the federal funds effective rate plus 0.50%, and the 30-day adjusted LIBOR plus 1.0%, all of which is subject to a margin that varies from 0.75% to 1.75% per annum according to the borrowing base usage (which is the ratio of outstanding borrowings and letter of credit exposure to the borrowing base then in effect), or (ii) the applicable reserve-adjusted LIBOR plus a margin that varies from 1.75% to 2.75% per annum according to the borrowing base usage. The unused portion of the borrowing base is subject to a commitment fee that varies from 0.375% to 0.50% per annum according to the borrowing base usage.

The Credit Agreement requires us to maintain a leverage ratio of Total Debt to EBITDAX (as each term is defined in the Credit Agreement) of not more than 4.0 to 1.0, and a ratio of consolidated current assets to consolidated current liabilities of not less than 1.0 to 1.0.

Additionally, the Credit Agreement contains various covenants and restrictive provisions which limit our, OLLC’s and any of our subsidiaries’ ability to incur additional debt, guarantees or liens; consolidate, merge or transfer all or substantially all of our assets; make certain investments, acquisitions or other restricted payments; modify certain material agreements; engage in certain types of transactions with affiliates; dispose of assets; incur commodity hedges exceeding a certain percentage of our production; and prepay certain indebtedness. We were in compliance with our covenants as of December 31, 2011.

As of December 31, 2011, we had approximately $155.8 million of outstanding debt and accrued interest was approximately $0.5 million. Interest expense for the period from November 16 to December 31, 2011 was approximately $0.6 million. As of December 31, 2011, the interest rate on our Credit Agreement was an average of 2.86%.

As of December 31, 2010, LRR A had a $45 million credit facility and its availability under the credit facility was restricted to the borrowing base of $31.5 million. The borrowing base is subject to review and adjustment on a semiannual basis and other interim adjustments as requested by the lenders or LRR A, as applicable. At the election of LRR A, amounts outstanding under the credit facility bear interest at specified margins over the LIBOR of 2.00% to 2.75% or specified margins over the Alternate Base Rate 1.00% to 1.75%. The Alternate Base Rate is the greatest of the Prime Rate, the Fed Funds Rate plus 1/2 of 1%, or the adjusted LIBOR for a one-month Interest Period plus 1%. Such margins will fluctuate based on the utilization of the facility. As of December 31, 2010, the interest rate on LRR A’s revolving line of credit, taking into account the Predecessor’s interest rate swaps, was an average of 5.26%.

Borrowings under the credit facility are collateralized by a perfected, first-priority security interest in substantially all of the oil and natural gas properties owned by LRR A. LRR A is subject to financial covenants with respect to current ratio, interest coverage ratio, and ratio of debt to EBITDAX. EBITDAX is defined as net income plus interest, income taxes, depreciation, depletion, amortization, exploration expenses, and other noncash charges, and minus all noncash income. If a material acquisition (as defined in the credit facility) is made during the quarter, the credit facility provides that the EBITDAX be calculated giving pro forma effect as if such acquisition occurred on the first day of such quarter. In addition, LRR A is subject to covenants limiting restricted payments, transactions with affiliates, incurrence of debt, asset sales, and liens on properties. LRR A was in compliance with all of the financial covenants as of December 31, 2010, with the exception of the current ratio. LRR A obtained a waiver for the current ratio requirement at December 31, 2010.

All amounts drawn under the credit facility are due and payable on November 23, 2014. At December 31, 2010, borrowings under the credit facility were $27.3 million and accrued interest payable was $0.1 million.

8.             Derivatives

Objective and strategy—We are exposed to commodity price and interest rate risk and consider it prudent to periodically reduce our exposure to cash flow variability resulting from commodity price changes and interest rate fluctuations. Accordingly, we enter into derivative instruments to manage our exposure to commodity price fluctuations, locational differences between a published index and the NYMEX futures on natural gas or crude oil productions, and interest rate fluctuations.

At December 31, 2011 and 2010, our open positions consisted of contracts such as (i) crude oil and natural gas financial collar contracts, (ii) crude oil, NGL and natural gas financial swaps, (iii) natural gas basis financial swaps and (iv) interest rate swap agreements. Our derivative instruments are with the counterparties that are also lenders in our credit facility.

Swaps and options are used to manage our exposure to commodity price risk and basis risk inherent in our oil and natural gas production. Commodity price swap agreements are used to fix the price of expected future oil and natural gas sales at major industry trading locations such as Henry Hub Louisiana (“HH”) for gas and Cushing

Oklahoma (“WTI”) for oil. Basis swaps are used to fix the price differential between the product price at one location versus another. Options are used to establish a floor and a ceiling price (collar) for expected oil or gas sales. Interest rate swaps are used to fix interest rates on existing indebtedness.

Under commodity swap agreements, we exchange a stream of payments over time according to specified terms with another counterparty. Specifically for commodity price swap agreements, we agree to pay an adjustable or floating price tied to an agreed upon index for the commodity, either gas or oil, and in return receives a fixed price based on notional quantities. Under basis swap agreements, we agree to pay an adjustable or floating price tied to two agreed upon indices for gas and in return receive the differential between a floating index and fixed price based on notional quantities. A collar is a combination of a put purchased by us and a call option written by us. In a typical collar transaction, if the floating price based on a market index is below the floor price, we receive from the counterparty an amount equal to this difference multiplied by the specified volume, effectively a put option. If the floating price exceeds the floor price and is less than the ceiling price, no payment is required by either party. If the floating price exceeds the ceiling price, we must pay the counterparty an amount equal to the difference multiplied by the specific quantity, effectively a call option.

The interest rate swap agreements effectively fix our interest rate on amounts borrowed under the credit facility. The purpose of these instruments is to mitigate our existing exposure to unfavorable interest rate changes. Under interest rate swap agreements, we pay a fixed interest rate payment on a notional amount in exchange for receiving a floating amount based on LIBOR on the same notional amount.

We elected not to designate any positions as cash flow hedges for accounting purposes and, accordingly, recorded the net change in the mark-to-market valuation of these derivative contracts in the statements of operations. We record our derivative activities on a mark-to-market or fair value basis. Fair values are based on pricing models that consider the time value of money and volatility and are comparable to values obtained from counterparties. Pursuant to the accounting standard that permits netting of assets, liabilities, and collateral where the right of offset exists, we present the fair value of derivative financial instruments on a net basis.

At December 31, 2011, we had the following open commodity derivative contracts:

	Index	2012	2013	2014	2015
Natural gas positions
Price swaps (MMBTUs)	NYMEX-HH	3,684,189	5,757,645	5,107,055	4,596,205
Weighted average price		$6.21	$5.59	$5.76	$5.96

Collars (MMBTUs)	NYMEX-HH	2,902,801	—	—	—
Floor-Ceiling price		$4.75-7.31	$—	$—	$—

Oil Positions
Price swaps (BBLs)	NYMEX-WTI	251,005	289,323	248,149	219,657
Weighted average price		$102.20	$101.30	$100.01	$98.90

NGL Positions
Price swaps (BBLs)	Mont Belvieu	164,220	—	—	—
Weighted average price		$49.92	$—	$—	$—

At December 31, 2010, the predecessor had the following commodity derivative open positions:

	Index	2011	2012	2013	2014
Natural gas positions
Price swaps (MMBTUs)	NYMEX-HH	7,837,761	3,684,189	2,904,560	902,048
Weighted average price		$6.73	$6.21	$5.86	$6.60

Basis swaps (MMBTUs)	NYMEX-HH	8,016,800	6,884,480	6,077,280	—
Weighted average price		$(0.25)	$(0.30)	$(0.31)	—

Collars (MMBTUs)	NYMEX-HH	—	3,375,741	—	—
Floor-Ceiling price		—	$4.64-7.16	—	—

Oil Positions
Price swaps (BBLs)	NYMEX-WTI	325,684	267,680	256,176	220,944
Weighted average price		$103.49	$85.76	$86.77	$87.44

Collars (BBLs)	NYMEX-WTI	81,600	—	—	—
Floor-Ceiling price		$120.00-171.50	—	—	—

At December 31, 2010, the predecessor had the following interest rate swap contracts:

	Notional
Maturity	Amount	Average %	Index
	(in thousands)
May 2011	$2,130	3.590%	LIBOR
February 2012	5,351	1.180	LIBOR
November 2012	9,500	3.300	LIBOR
February 2013	5,135	2.205	LIBOR
February 2013	5,135	2.260	LIBOR

Effect of Derivative Instruments — Balance Sheets

The fair value of our commodity and interest rate derivative instruments as of December 31, 2011 is included in the table below (in thousands):

	As of December 31, 2011
	Current	Long-term	Current	Long-term
	Assets	Assets	Liabilities	Liabilities
Sale of Natural Gas Production
Price swaps	$10,762	$22,190	$—	$—
Collars	4,464	—	—	—
Sale of Crude Oil Production
Price swaps	838	4,825	—	—
Sale of NGLs
Price swaps	—	—	186	—
	$16,064	$27,015	$186	$—

The fair value of our predecessor’s commodity and interest rate derivative instruments as of December 31, 2010 is included in the table below (in thousands):

	As of December 31, 2010
	Current	Long-term	Current	Long-term
	Assets	Assets	Liabilities	Liabilities
Interest rate
Swaps	$—	$—	$594	$267
Sale of Natural Gas Production
Price swaps	16,929	6,590	—	—
Basis swaps	—	—	379	621
Collars	—	1,177	—	161
Sale of Crude Oil Production
Price swaps	4,694	—	1,509	4,551
Collars	2,196	—	—	—
	$23,819	$7,767	$2,482	$5,600

Effect of Derivative Instruments — Statements of Operations

The unrealized gain or loss amounts and classification related to derivative instruments for the periods indicated are as follows (in thousands):

	Partnership	Predecessor
	November 16 to	January 1 to
	December 31,	November 15,	Year Ended December 31,
	2011	2011	2010	2009

Realized gains (losses):
Commodity derivatives (revenue)	$4,015	$9,353	$48,029	$70,902
Interest rate derivatives (other income/expense)	—	(574)	(649)	(457)
Unrealized gains (losses):
Commodity derivatives (revenue)	6,664	12,674	(23,964)	(62,375)
Interest rate derivatives (other income/expense)	—	441	(248)	95

Credit Risk.  All of our derivative transactions have been carried out in the over-the-counter market. The use of derivative instruments involves the risk that the counterparties may be unable to meet the financial terms of the transactions. We monitor the creditworthiness of each of its counterparties and assess the possibility of whether each counterparty to the derivative contract would default by failing to make any contractually required payments as scheduled in the derivative instrument in determining the fair value. We also have netting arrangements in place with each counterparty to reduce credit exposure. The derivative transactions are placed with major financial institutions that present minimal credit risks to us. Additionally, we consider ourselves to be of substantial credit quality and have the financial resources and willingness to meet our potential repayment obligations associated with the derivative transactions.

9.              Related Parties

Ownership in Our General Partner by the Management of Fund I and its Affiliates

As of December 31, 2011, Lime Rock Management, an affiliate of Fund I owned 100% of our general partner and Fund I owned an aggregate of approximately 32.2% of our outstanding common units and all of our subordinated units representing limited partner interests in us. In addition, our general partner owned an approximate 0.1% general partner interest in us, represented by 22,400 general partner units, and all of our incentive distribution rights.

Contracts with our General Partner and its Affiliates

We have entered into agreements with our general partner and its affiliates. Refer to Note 1 for a description of those agreements. For the period from November 16 to December 31, 2011, we paid Lime Rock Management approximately $0.6 million, either directly or indirectly related to these agreements.

Distributions of Available Cash to Our General Partner and Affiliates

We will generally make cash distributions to our unitholders and our general partner pro rata. As of December 31, 2011, our general partner and its affiliates held 5,049,600 of our common units, all of our subordinated units and 22,400 general partner units. No cash distributions were made from November 16 to December 31, 2011. The Partnership made a cash distribution on February 14, 2012 as discussed in Note 14.

Predecessor Related Parties

Each of LRR A, LRR B and LRR C has a management agreement with Lime Rock Management, an affiliated entity, to provide management services for the operation and supervision of their respective funds. The management fee is determined by a formula based on the partners’ invested capital or the equity capital commitment. During the period from January 1 to November 15, 2011, the predecessor expensed $5.4 million in management fees to Lime Rock Management. The predecessor expensed $6.1 million and $8.5 million related to management fees to Lime Rock Management for the years ended December 31, 2010 and 2009, respectively.

In the normal course of business, certain expenses of the predecessor may be paid by, and subsequently reimbursed to, Lime Rock Management. There were no outstanding amounts due to Lime Rock Management at December 31, 2010.

In addition, through the normal course of business, certain expenses of the predecessor may be paid by, and subsequently reimbursed to, OpCo, an affiliated entity, pursuant to a services agreement. As of December 31, 2010, the predecessor had a minimal amount due to or from OpCo.

For certain oil and natural gas properties where the predecessor is the operator, the predecessor receives income related to joint interest operations. For the period from January 1 to November 15, 2011, the predecessor received $0.9 million, of income, which reduced the management fee paid by the predecessor to Lime Rock Management. The predecessor did not record any such amounts during the years ended December 31, 2010 and 2009. All related party transactions are at amounts believed to be commensurate with an arm’s-length transaction between parties and are stated at fair market value.

10.       Unitholders’ Equity

Initial Public Offering

On November 16, 2011, we completed our IPO of 9,408,000 common units representing limited partner interests in the Partnership at a price to the public of $19.00 per common unit, or $17.8125 per common unit after payment of the underwriting discount. Total net proceeds from the sale of common units in our IPO were $167.2 million ($178.8 million less $11.2 million for the underwriting discount and a $0.4 million structuring fee). IPO costs were approximately $4.7 million. We reimbursed Fund I for all costs they paid related to our IPO ($3.2 million). Net proceeds of the offering, along with $155.8 million of borrowings under our new $500 million senior secured revolving credit agreement were utilized to make cash distributions and payments to Fund I of approximately $289.9 million and repay $27.3 million of LRR A’s debt that we assumed at closing.

On December 14, 2011, we closed the partial exercise of the underwriters’ option to purchase additional units and as a result issued an additional 1,200,000 common units to the public. We used the net proceeds from the sale of the additional common units of $21.3 million, after deducting underwriting discounts and a structuring fee, to pay additional cash consideration for the properties purchased from Fund I in connection with the IPO and to make additional distributions to Fund I. In connection with our IPO, Fund I received total consideration for the Partnership

Properties of 5,049,600 common units, 6,720,000 subordinated units, $311.2 million in cash and the assumption of $27.3 million of LRR A’s indebtedness.

Units Outstanding

As of December 31, 2011, we had 15,700,074 common units, 6,720,000 subordinated units and 22,400 general partner units outstanding. In addition, as of December 31, 2011, Fund I owned 5,049,600 common units and all of our subordinated units, representing a 52.4% limited partner interest in us.

Common Units

The common units have limited voting rights as set forth in our partnership agreement.

Subordinated Units

The principal difference between our common units and subordinated units is that in any quarter during the subordination period, the subordinated units are entitled to receive the minimum quarterly distribution only after the common units have received their minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Accordingly, holders of subordinated units may receive a smaller distribution than holders of common units or no distribution at all. Subordinated units will not accrue arrearages.

The subordination period will extend until the first business day of any quarter after December 31, 2014 that we have earned and paid from operating surplus, in the aggregate, distributions on each outstanding common unit, subordinated unit and general partner unit and any other partnership interests that are senior or equal in right of distribution to the subordinated units equaling or exceeding the minimum quarterly distribution payable with respect to a period of twelve consecutive quarters immediately preceding such date, provided there are no arrearages in the minimum quarterly distribution on our common units at that time. However, three separate one third tranches of subordinated units may convert on the first business day after the distribution to unitholders in respect of any quarter ending on or after December 31, 2012, December 31, 2013 and December 31, 2014, respectively, provided that an aggregate amount equal to the minimum quarterly distribution payable with respect to all units that would be payable on four, eight or twelve consecutive quarters, as applicable, has been earned and paid prior to the applicable date, in each case provided there are no arrearages in the minimum quarterly distribution on our common units at that time.

In addition, the subordination period will end on the first business day after we have earned and paid from operating surplus at least (i) $0.54625 per quarter (115% of the minimum quarterly distribution, which is $2.185 on an annualized basis) on each outstanding common and subordinated unit and the corresponding distributions on our general partner’s approximate 0.1% interest and the incentive distribution rights for any four quarter period ending on or after December 31, 2013, or (ii) $0.59375 per quarter (125% of the minimum quarterly distribution, which is $2.375 on an annualized basis) on each outstanding common and subordinated unit and the corresponding distributions on our general partner’s approximate 0.1% interest and the incentive distribution rights for any four quarter period, in each case provided there are no arrearages in the minimum quarterly distribution on our common units at that time.

The subordination period will also end upon the removal of our general partner other than for cause if the units held by our general partner and its affiliates are not voted in favor of such removal. When the subordination period ends, all subordinated units will convert into common units on a one-for-one basis, and all common units thereafter will no longer be entitled to arrearages.

General Partner Interest

Our general partner owns an approximate 0.1% interest in us. This interest entitles our general partner to receive distributions of available cash from operating surplus as discussed further below under Cash Distributions. Our partnership agreement sets forth the calculation to be used to determine the amount and priority of cash distributions that the common unitholders, subordinated unitholders and our general partner will receive.

Our general partner has sole responsibility for conducting our business and managing our operations. Our general partner’s board of directors and executive officers will make decisions on our behalf.

Allocation of Net Income

Net income is allocated between our general partner and the common and subordinated unitholders in proportion to their pro rata ownership during the period.

Cash Distributions

Our partnership agreement requires that, within 45 days after the end of each quarter, beginning with the quarter ending December 31, 2011, we distribute all of our available cash to unitholders of record on the applicable record date.

Available cash, for any quarter, consists of all cash and cash equivalents on hand at the end of that quarter:

•                  less, the amount of cash reserves established by our general partner at the date of determination of available cash for the quarter to:

•                  provide for the proper conduct of our business, which could include, but is not limited to, amounts reserved for capital expenditures, working capital and operating expenses;

•                  comply with applicable law, any of our debt instruments or other agreements; or

•                  provide funds for distributions to our unitholders (including our general partner) for any one or more of the next four quarters (provided that our general partner may not establish cash reserves for future distributions on our subordinated units unless it determines that the establishment of reserves will not prevent us from distributing the minimum quarterly distribution on all common units and any cumulative arrearages on such common units for such quarter);

•                  plus, if our general partner so determines, all or a portion of cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter.

Upon the closing of our initial public offering, Fund I received an aggregate of 6,720,000 subordinated units. During the subordination period, the common units will have the right to receive distributions of available cash from operating surplus each quarter in an amount equal to $0.4750 per common unit, which amount is defined in our partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. These units are deemed “subordinated” because for a period of time, referred to as the subordination period, the subordinated units will not be entitled to receive any distributions from operating surplus until the common units have received the minimum quarterly distribution plus any arrearages from prior quarters. Furthermore, no arrearages will be paid on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that during the subordination period there will be available cash from operating surplus to be distributed on the common units.

The subordination period will extend until the first business day of any quarter after December 31, 2014 that we have earned and paid from operating surplus, in the aggregate, distributions on each outstanding common unit, subordinated unit and general partner unit and any other partnership interests that are senior or equal in right of distribution to the subordinated units equaling or exceeding the minimum quarterly distribution payable with respect to a period of twelve consecutive quarters immediately preceding such date, provided there are no arrearages in the minimum quarterly distribution on our common units at that time. However, three separate one third tranches of subordinated units may convert on the first business day after the distribution to unitholders in respect of any quarter ending on or after December 31, 2012, December 31, 2013 and December 31, 2014, respectively, provided that an aggregate amount equal to the minimum quarterly distribution payable with respect to all units that would be payable on four, eight or twelve consecutive quarters, as applicable, has been earned and paid prior to the applicable date, in each case provided there are no arrearages in the minimum quarterly distribution on our common units at that time.

In addition, the subordination period will end on the first business day after we have earned and paid from operating surplus at least (i) $0.54625 per quarter (115% of the minimum quarterly distribution, which is $2.185 on an annualized basis) on each outstanding common and subordinated unit and the corresponding distributions on our general partner’s 0.1% interest and the incentive distribution rights for any four quarter period ending on or after December 31, 2013, or (ii) $0.59375 per quarter (125% of the minimum quarterly distribution, which is $2.375 on an annualized basis) on each outstanding common and subordinated unit and the corresponding distributions on our general partner’s 0.1% interest and the incentive distribution rights for any four quarter period, in each case provided there are no arrearages in the minimum quarterly distribution on our common units at that time.

The subordination period will also end, with respect to subordinated Units held by any person, upon the removal of our general partner other than for cause if the units held by such person and its affiliates are not voted in favor of such removal and such person is not an affiliate of the successor to the general partner.

When the subordination period ends, all subordinated units will convert into common units on a one-for-one basis, and all common units thereafter will no longer be entitled to arrearages.

During Subordination Period. Assuming our general partner maintains its 0.1% general partner interest in us, our partnership agreement requires us to distribute all of our available cash from operating surplus for each quarter in the following manner during the subordination period:

•                  first, 99.9% to the common unitholders, pro rata, and 0.1% to our general partner, until we distribute for each common unit an amount equal to the minimum quarterly distribution for that quarter;

•                  second, 99.9% to the common unitholders, pro rata, and 0.1% to our general partner, until we distribute for each common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

•                  third, 99.9% to the subordinated unitholders, pro rata, and 0.1% to our general partner, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

•                  fourth, 99.9% to all unitholders pro rata, and 0.1% to our general partner, until each unitholder receives a total of $0.54625 per unit for that quarter.

If cash distributions to our unitholders exceed $0.54625 per common unit and subordinated unit in any quarter, our unitholders and our general partner will receive distributions according to the following percentage allocations:

Total Quarterly Distribution	Marginal Percentage Interest in Distributions
Target Amount	Unitholders	General Partner
above $0.54625 up to $0.59375	86.9%	13.1%
above $0.59375	76.9%	23.1%

The percentage interests shown for our general partner include its approximate 0.1% general partner interest. We refer to the additional increasing distributions to our general partner in excess of its approximate 0.1% general partner interest as “incentive distributions.”

After Subordination Period. Our partnership agreement requires us to distribute all of our available cash from operating surplus each quarter in the following manner after the subordination period:

•                  first, 99.9% to the common unitholders, pro rata, and 0.1% to our general partner, until we distribute for each common unit an amount equal to the minimum quarterly distribution for that quarter;

•                  second, 99.9% to all unitholders, pro rata, and 0.1% to our general partner, until each unitholder receives a total of $0.54625 per unit for that quarter.

•                  thereafter, as provided in the table above.

11.       Net Income Per Limited Partner Unit

The following sets forth the calculation of net income per limited partner unit for the period from November 16 to December 31, 2011 (in thousands, except per unit amounts):

Net income	$13,016
Net income attributable to predecessor operations	(866)
Net income available to unitholders	12,150
Less: General partner’s approximate 0.1% interest in net income	(12)
Limited partners’ interest in net income	$12,138

Weighted average limited partner units outstanding:
Common units	15,698
Subordinated units	6,720
Total	22,418

Net income per limited partner unit (basic and diluted)	$0.54

Our subordinated units and restricted unit awards are considered to be participating securities for purposes of calculating our net income per limited partner unit, and accordingly, are included in basic computation as such. Net income per limited partner unit is determined by dividing the net income available to the common unitholders, after deducting our general partner’s approximate 0.1% interest in net income, by the number of common units and subordinated units outstanding as of December 31, 2011. The aggregate number of common units and subordinated units was 15,700,074 and 6,720,000. The majority of the units were outstanding since November 16, 2011.

12.       Equity-Based Compensation

On November 10, 2011, our General Partner adopted a long-term incentive plan (“2011 LTIP”) for employees, consultants and directors of our General Partner and its affiliates, including Lime Rock Management and OpCo, who perform services for us. The 2011 LTIP consists of unit options, restricted units, phantom units, unit appreciation rights, distribution equivalent rights, unit awards and other unit-based awards. The 2011 LTIP initially limits the number of units that may be delivered pursuant to vested awards to 1,500,000 common units. As of December 31, 2011, there were 1,457,526 units available for issuance under the 2011 LTIP. The 2011 LTIP will be administered by our General Partner’s board of directors or a committee thereof.

The fair value of restricted units is determined based on the fair market value of the units on the date of grant. The outstanding restricted units vest over three years in equal amounts (subject to rounding) on the date of grant and are entitled to receive quarterly distributions during the vesting period.

A summary of the status of the non-vested units as of December 31, 2011, is presented below:

Weighted
	Number of	Average
	Non-vested	Grant-Date
	Units	Fair Value
Non-vested restricted units at November 16, 2011	—	$—
Granted	42,474	18.88
Vested	—	—
Forfeited	—	—
Non-vested units at December 31, 2011	42,474

As of December 31, 2011, there was approximately $0.8 million of unrecognized compensation cost related to non-vested restricted units. The cost is expected to be recognized over a weighted average period of approximately 2.9 years. There were no vested restricted units as of December 31, 2011.

13.       Contractual Obligations and Commitments

In the normal course of business, we enter into contracts that contain a variety of representations and warranties and provide general indemnifications. Our maximum exposure under these arrangements is unknown as this would involve future claims that may be made against us that have not yet occurred. We do not expect to suffer any material losses in connection with these contracts.

Various federal, state and local laws and regulations covering, among other things, the release of waste materials into the environment and state and local taxes affect our operations and costs. Our management believes we are in substantial compliance with applicable federal, state and local laws, and management expects that the ultimate resolution of any claims or legal proceedings instituted against us will not have a material effect on our financial position or results of operations.

14.       Subsequent Events

Unit Distribution

On February 14, 2012, we paid a pro-rated cash distribution of $0.2323 per outstanding unit.  The pro-rated amount corresponded to our minimum quarterly cash distribution of $0.4750 per unit, or $1.90 on an annualized basis. The proration period began on November 17, 2011, the day after the closing date of LRR Energy’s initial public offering, and ended December 31, 2011. The aggregate amount of the distribution was $5.2 million.

Derivative Instruments

In January 2012, we entered into the following oil and NGL price swaps.

	Index	2012	2013
Oil Hedges
Price swaps (Bbls)	NYMEX-WTI	133,925	—
Weighted average price		$102.90	$—

NGL Hedges
Price swaps (Bbls)	Mont Belvieu	8,543	123,750
Weighted average price		$95.61	$51.31

In February 2012, we entered into the following natural gas basis swaps. These contracts are designed to effectively fix a price differential between NYMEX-Henry Hub price and the index price at which the physical natural gas is sold.

	Centerpoint East		Houston Ship Channel		WAHA		TEXOK
Term	$/Mmbtu	Mmbtu/d	$/Mmbtu	Mmbtu/d	$/Mmbtu	Mmbtu/d	$/Mmbtu	Mmbtu/d

2012	$(0.160)	6,345	$(0.065)	3,581	$(0.090)	4,198	$(0.080)	916
2013	$(0.195)	6,756	$(0.090)	3,399	$(0.120)	4,667	$(0.105)	953
2014	$(0.215)	6,086	$(0.085)	2,859	$(0.130)	4,193	$(0.125)	854
2015	$(0.230)	5,525	$(0.100)	2,476	$(0.140)	3,815	$(0.138)	776

Also in February 2012, we entered into three interest rate swaps to effectively fix our interest rate on $150.0 million of the amount borrowed under our credit facility. The first instrument has a fixed rate of 0.5175% per month and expires in February 2015. The other two instruments are effective in February 2015 for an average fixed rate of 1.72625% per month and expires in February 2017.

15.      Supplemental Information on Oil and Natural Gas Exploration and Production Activities (Unaudited)

Oil and Natural Gas Capitalized Costs

Capitalized costs relating to oil and natural gas producing activities are as follows at December 31 (in thousands):

	Partnership	Predecessor
	2011	2010

Proved oil and natural gas properties	$723,505	$781,495
Unproved oil and natural gas properties	1,679	2,133
	725,184	783,628
Accumulated depletion and depreciation	(263,915)	(342,042)
Net capitalized costs	$461,269	441,586

Costs Incurred in Oil and Natural Gas Property Acquisition and Development Activities

Costs incurred in oil and natural gas property acquisition and development activities are as follows (in thousands):

	Partnership	Predecessor
	November 16	January 1 to
	to December 31,	November 15,	Year ended December 31,
	2011	2011	2010	2009

Acquisition of oil and natural gas properties
Proved	$56	$392	$105,209	$8,514
Unproved	—	—	—	—
Development costs	2,461	48,702	44,680	26,072
Total	$2,517	49,094	$149,889	$34,586

We had immaterial exploration costs for each of the periods during 2011, 2010 and 2009.

Oil and Natural Gas Reserves

The reserve disclosures that follow reflect estimates of proved reserves, proved developed reserves and proved undeveloped reserves, net of third-party royalty interests, of natural gas, crude oil and condensate, and NGLs owned at each year end and changes in proved reserves during each of those periods. Natural gas volumes are in millions of cubic feet (MMcf) at a pressure base of 14.73 pounds per square inch and volumes for oil, condensate and NGLs are in thousands of barrels (MBbls). Total volumes are presented in thousands of barrels of oil equivalent (MBOE). For this computation, one barrel of oil is assumed to be the equivalent of 6,000 cubic feet of natural gas. Shrinkage associated with NGLs has been deducted from the natural gas reserve volumes.

Our estimates of proved reserves are made using available geological and reservoir data as well as production performance data. These estimates are reviewed annually by internal reservoir engineers and revised, either upward or downward, as warranted by additional data. Revisions are necessary due to changes in, among other things, reservoir performance, prices, economic conditions and governmental restrictions, as well as changes in the expected recovery associated with infill drilling.

Our oil and natural gas properties and associated reserves are located in the continental United States. The following table presents the estimated remaining net proved, proved developed and proved undeveloped oil and natural gas reserves as of the periods indicated, and the related summary of changes in estimated quantities of net remaining proved reserves during those periods. Our estimated reserves at December 31, 2011 and 2010 were based on reserve reports prepared by the independent reserve engineers Miller and Lents, Ltd. and Netherland, Sewell & Associates, Inc. Our predecessor’s estimated reserves at December 31, 2009 were based on evaluations prepared by our predecessor’s internal petroleum engineers and staff.

	Oil	NGL	Gas
	(MBbls)	(MBbls)	(MMcf)
Partnership:
Balance, November 16, 2011	—	—	—
Contribution from predecessor	7,360	3,092	111,981
Production	(65)	(27)	(1,038)
Balance, December 31, 2011	7,295	3,065	110,943

	Oil	NGL	Gas
	(MBbls)	(MBbls)	(MMcf)
Predecessor:
Balance, December 31, 2008	5,797	1,471	80,594
Revision of previous estimates	(168)	1,103	(13,178)
Extensions and discoveries	562	303	2,374
Acquisition of minerals in place	16	66	2,629
Sales of minerals in place	(7)	—	(685)
Production	(602)	(363)	(9,076)
Balance, December 31, 2009	5,598	2,580	62,658
Revision of previous estimates	92	315	6,681
Extensions and discoveries	927	438	2,583
Acquisition of minerals in place	40	97	49,560
Sales of minerals in place	(22)	(9)	(594)
Production	(698)	(376)	(11,287)
Balance, December 31, 2010	5,937	3,045	109,601
Revision of previous estimates	126	(196)	10,359
Extensions and discoveries	3,902	1,094	7,243
Acquisition of minerals in place	—	—	—
Sales of minerals in place	(29)	—	(75)
Production	(657)	(269)	(8,606)
Balance, November 15, 2011	9,279	3,674	118,522

	Oil	NGL	Gas
	(MBbls)	(MBbls)	(MMcf)

Proved developed reserves:
December 31, 2009 (predecessor)	4,398	2,191	60,668
December 31, 2010 (predecessor)	4,970	2,605	105,465
December 31, 2011 (partnership)	5,275	2,334	101,813
Proved undeveloped reserves:
December 31, 2009 (predecessor)	1,199	389	1,990
December 31, 2010 (predecessor)	967	440	4,136
December 31, 2011 (partnership)	2,020	731	9,130

Standardized Measure of Discounted Future Net Cash Flows

Oil and natural gas reserve estimation and disclosure regulations require that reserve estimates and discounted future net cash flows are based on the unweighted average market prices for sales of oil and natural gas on the first calendar day of each month during the year. Cash flows are adjusted for transportation fees and regional price differentials, to the estimated future production of proved oil and natural gas reserves less estimated future expenditures to be incurred in developing and producing the proved reserves, discounted using an annual rate of 10% to reflect the estimated timing of the future cash flows. Income taxes are excluded because we and the Predecessor are non-taxable entities. Generally, all taxable income and losses are reported on the income tax returns of the unitholders and partners, and therefore, no provision for income taxes has been recorded in the accompanying combined financial statements. Extensive judgments are involved in estimating the timing of production and the costs that will be incurred throughout the remaining lives of the properties. Accordingly, the estimates of future net cash flows from proved reserves and the present value may be materially different from subsequent actual results. The standardized measure of discounted net cash flows does not purport to present, nor should it be interpreted to present, the fair value of the acquired properties’ oil and natural gas reserves. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, and anticipated future changes in prices and costs.

The standardized measure of discounted future net cash flows related to our interest in proved reserves as of the periods indicated are as follows (in thousands):

	Partnership	Predecessor
	November 16	January 1 to
	to December 31,	November 15,	Year ended December 31,
	2011	2011	2010	2009

Future cash inflows	$1,275,917	$1,497,384	$1,039,219	$582,581
Future costs:
Development	(140,987)	(157,048)	(40,659)	(27,868)
Production	(394,265)	(467,401)	(354,350)	(211,355)
Future net cash flows	740,665	872,935	644,210	343,358
10% discount to reflect timing of cash flows	(398,331)	(454,253)	(295,812)	(150,410)
Standardized measure of discounted future net cash flows	$342,334	$418,682	$348,398	$192,948

The principal changes in the standardized measure of discounted future net cash flows attributable to our proved reserves as of the periods indicated are as follows (in thousands):

	Partnership	Predecessor
	November 16	January 1 to
	to December 31,	November 15,	Year ended December 31,
	2011	2011	2010	2009

Beginning of period	$—	$348,398	$192,948	$246,567
Contribution from predecessor	350,210	—
Purchase of reserves in place	—	—	76,007	5,055
Sales of reserves in place	—	(676)	(535)	(1,605)
Extensions and discoveries, net of future development costs	—	120,120	46,947	18,675
Revisions of quantity estimates	—	17,326	23,467	(14,322)
Changes in future development costs, net	—	1,125	(5,148)	4,122
Development costs incurred that reduce future development costs	—	4,331	4,013	1,210
Net changes in prices	—	15,374	77,696	(26,137)
Oil, natural gas and NGL sales, net of production costs	(7,876)	(96,585)	(82,382)	(53,222)
Changes in timing and other	—	(25,571)	(3,910)	(12,052)
Accretion of discount	—	34,840	19,295	24,657
End of period	$342,334	$418,682	$348,398	$192,948

16.       Selected Quarterly Financial Information (Unaudited)

Quarterly financial data was as follows for the periods indicated (in thousands):

	Predecessor				Partnership
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter (1)	Fourth Quarter (1)
2011
Revenues	$18,650	$42,535	$66,208	$4,781	$24,409
Operating income (loss)	(5,856)	24,298	25,578	(7,341)	13,668
Net income (loss)	(6,210)	23,813	25,582	(7,481)	13,016
Net income available to common unitholders	—	—	—	—	12,150
Net income per limited partner unit	n/a	n/a	n/a	n/a	$0.54

2010
Revenues	$46,425	$37,511	$36,635	$19,116	$ n/a
Operating income (loss)	9,159	10,595	11,258	(4,543)	n/a
Net income (loss)	8,512	9,922	10,639	(6,739)	n/a
Net income per limited partner unit	n/a	n/a	n/a	n/a	n/a

(1)         Fourth quarter 2011 results are split 46 days each under predecessor and partnership to reflect the closing of the IPO.